Exhibit 99.1

Investor Relation Information:
Hawk Associates, Inc.
Frank N. Hawkins, Jr. or Julie Marshall
Phone: (305) 451-1888
E-mail: info@hawkassociates.com

News Release:

Memry Corporation Announces Preliminary Fiscal Fourth Quarter and 2007 Revenue
Medical Device Component Supplier Presents Today at Small Cap Financial Conference

BETHEL, Conn. - August 20, 2007 -- Memry Corporation (Amex: MRY ), a leading provider of nitinol and polymer components to the medical device industry, announced today that unaudited preliminary results indicate revenue of approximately $13.1 million for the fourth fiscal quarter ended June 30, 2007, an increase of over 7% from the third quarter and down slightly from prior year results. For the fiscal year ended June 30, 2007 revenue is expected to be $51.7 million compared to $52.6 million in fiscal year 2006.

Memry Chief Executive Officer Robert Belcher said, “While we are disappointed in our full year revenue performance, we are pleased to report these preliminary financial results indicate a stronger fourth quarter than expected. We have been investing for several years in materials, technologies and processes to build our pipeline for the longer term. Our research and development initiatives are now helping us resume growth and we have begun to see the benefits of our investment in new capabilities and customer-sponsored development projects.

“We are encouraged with the revenue results achieved in the fourth quarter. On a comparative basis, nitinol revenue for the fourth quarter of fiscal 2007 has exceeded the fourth quarter revenue of fiscal 2006. In our polymer business, revenue is down versus the fourth quarter of fiscal 2006, which was an exceptionally strong quarter.

“On a sequential quarter basis, both our nitinol and polymer sales have resumed growth, with both segments reporting higher sales in the fourth quarter of fiscal 2007 than in the third quarter of fiscal 2007.

“We have also made substantial progress on the balance sheet during the fourth quarter. The company’s total debt has been reduced from $10.0 million a year ago to $1.6 million at June 30, 2007. Throughout this period of strategic investments to strengthen our pipeline and build our company, Memry has remained a strong cash generator.

“Today, at the midway point of the first quarter of fiscal 2008, we are optimistic that Memry has turned the corner and we anticipate a positive first quarter and a much improved fiscal 2008.

“We invite investors to view the webcast of our presentation at the Noble Financial conference and to join us on September 13 at 11:00 am EDT when we will conduct our regularly scheduled earnings conference call. We will be announcing our audited results for the fiscal fourth quarter and full year 2007 after the market closes on September 12,” Belcher said.

Memry will be presenting today at the Noble Financial Two Double-O-Seven Small Cap Conference and Microcap Symposium. The two-day James Bond-themed financial conference will feature approximately 120 small cap public companies at the Charleston Place Hotel in Charleston, South Carolina on August 20 and 21.

CEO Robert Belcher will give a 25-minute presentation at 11 a.m. August 20. The presentation with streaming video and PowerPoint will be webcast live and archived at http://www.hawkassociates.com/mrymore.aspx and Noble Financial’s conference website at http://www.two-007.net. Investors should register at Noble’s conference website at least 15 minutes prior to the start of the presentation to ensure timely access. The webcast will be available for approximately three months after the presentation.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact Memry Chief Financial Officer and Treasurer Richard F. Sowerby at (203) 739-1100, e-mail: Richard_Sowerby@Memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive future releases via e-mail, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s most recent  annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission.